EXHIBIT 99.1

A Message to our shareholders:
The preceding quarter was very significant for United Heritage Bank. We were pleased to open our permanent location in Downtown Orlando (at the corner of Orange Avenue and Jefferson Street) and have seen our total deposits in that office surpass $73 million in just six months. Our South Orlando branch also moved to its permanent location at the corner of Gore Street and South Orange Avenue. The South Orlando office is already approaching $40 million in total deposits.
Total assets reached $633 million at September 30, 2005. This represents growth of 8% from the prior quarter. Total assets have grown $226 million since year-end 2004 and have increased by 71% from September 30, 2004.
A major component of this impressive growth has been the focus throughout our branch network on deposit generation. Total deposits were $570 million at the end of the quarter and have increased over $204 million since year-end 2004. We have seen impressive deposit growth in all eleven of our branch offices. The Orlando Business Journal recently listed United Heritage in the top 10 of Metro-Orlando bank market share leaders. We are proud to be the only local community Bank on that list.
Loan quality remains very strong with non-performing loans at .01% of total assets, which is well below our peer group. We continue to see strong quality loan growth. Our total loans increased by $88 million since December 31, 2004.
Pre-tax income for the quarter was $1.4 million which represents an increase of 94% from the second quarter of 2005. We expect a continuation of increased earnings per share as we grow the franchise and leverage our surplus capital.
During the 4th quarter we will continue to review options for a permanent location for our Winter Garden Office. Altamonte Springs remains a target for a future branch and we continue to evaluate possible site options. As we move towards the conclusion of 2005, we are mindful of the exciting accomplishments that have been achieved this year. We believe that the foundation for a remarkable 2006 has been developed.
Thank you for your ongoing support.
Dave Powers
President & CEO
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2005	2004
	($ in thousands)
Assets
Total Cash and Cash Equivalents	$122,908	$85,971

Investment Securities	166,858	68,640

Loans, net of Allowance for Loan Losses of $4,202 in 2005 and $3,077 in 2004	329,752	241,214

Other Assets	13,373	10,642

Total Assets	$632,891	$406,467

Liabilities and Shareholders’ Equity
Liabilities:
Total Deposits	$569,825	$365,642

Borrowings	4,409	6,009
Other Liabilities	1,610	1,026

Total Liabilities	575,844	372,677

Total Shareholders’ equity	57,047	33,790

Total Liability and Shareholder Equity	$632,891	$406,467

Income Statements
(Unaudited)

	Nine Months Ended
	September 30,
	2005	2004
	($ in thousands, except share amounts)
Interest Income:
Loans	$14,478	$10,343
Other interest-earning assets	5,393	1,643

Total interest income	19,871	11,986

Interest expense:
Deposits	8,183	4,222
Other borrowings	87	16

Total interest expense	8,270	4,238

Net interest income	11,601	7,748

Provision for loan losses	1,162	492

Net interest income after provision for loan losses	10,439	7,256

Total noninterest income	580	388

Total noninterest expense	8,004	5,281

Income before income tax	3,015	2,363

Income tax	1,135	913

Net income	$1,880	$1,450

Basic earnings per share	$0.43	$0.45